Exhibit 99.01

[Smart Chip Technologies Letterhead]


August 9, 2004

Dear SCTN Shareholders:

This letter is to update you on the Company's progress since our March letter and to inform you of further developments. We have been moving forward rapidly and have made substantial progress on all fronts.

We are in the process of deploying our new software for the first time, we have signed contracts that will soon lead to recurring revenue, and we have received our first advance revenue check. We are still on target to earn significant revenues this year for the first time in Company history.


Product Development and Deployment
----------------------------------
Our new software works with the customer's present system. It works with magnetic-stripe, bar codes, smart cards, mobile phones, or PDA's, in real-time or off-line. These devices can even be mixed within one program, offering our customers a seamless migration path to smart devices in increments as small as one card or point-of-sale (POS) terminal at a time. This flexibility also allows larger organizations to customize and tailor each merchant location's marketing strategy for their individual market or even special customers.

In addition to our Loyalty product, we are launching new products in response to market demand. Gift Cards and Pre-paid Stored Value cards will use the same technology infrastructure as Loyalty, including the powerful e-llegianceTM engine, so they will be able to offer flexible bonuses and restrictions and create coalitions of merchants in numerous ways that can enhance the merchants' business. This innovative integration to Gift Cards and Stored Value Cards will bring immediate impact with tremendous functionality. These new products will be rolling out concurrently with our End-to-End Loyalty system.

We have begun the deployment process for our initial clients, some to be hosted by us at Loyalty CentralTM, and others will run our hosting software in their own data centers. As explained in our last letter, there are telecommunications and security issues being resolved, technical system implementations in process, and integration with our clients' existing business operations. We will begin to earn recurring revenues once we have completed installation, implementation, training, and integration of the new procedures into the client's business process.


     Corporate Office | 330 East Warm Springs Road, Las Vegas, NV 89119 U.S.
      U.S. 800.513.6469 | International +1.702.837.3594 | Fax 702.993.2880

Our system works with any customer identification device, whether or not it contains a smart chip. If it is a smart device, such as a smart card, cell phone, key fob, or anything with a smart chip in it, the awards and values will be stored on the chip. This technology-independent method is protected by our patent in 5 countries. If a non-smart device is used, such as a magnetic-stripe card, bar code, or even fingerprint or retina scan, the calculations are performed on the back-end host by the same e-llegianceTM engine.

The tremendous flexibility in the SCTN Gift Card, Pre-Paid Stored Value, and Loyalty products gives merchants the ability to customize programs and products for their customers with bonuses (i.e. double credit on certain days or based upon purchase amount) and restrictions (i.e. customer age or time of day) without requiring any programming changes. Merchants can change or add programs at will, via the Internet at LoyaltyCentral.comTM or through their own website, and everything can be instantly and automatically downloaded to the POS. Understandably, our product demonstrations have created a lot of industry buzz.


Sales Marketing, and Business Development
-----------------------------------------
Our sales team is receiving tremendous response to our strategy of making SCTN products available on any platform. This means that our clients are not required to upgrade their POS terminals or issue new cards, unless they plan to do so anyway. Because of our systems' platform-independence combined with unmatched program flexibility, SCTN has many excited prospects engaged in licensing discussions. North America, especially Canada, is where our first few customers have signed revenue contracts with us. We expect more to sign in the coming weeks and months.

Our sales organization continues to expand throughout North America, and we now have agreements in place with distributors in Asia, Europe, South Africa and Australia. These new territories, of course, are just beginning the lengthy sales cycle, so we expect to realize revenues from their business in 2005.


Administrative, Legal, and Finance
----------------------------------
We achieved a major milestone with the submission of our filings to the SEC for 2002 and through September 30, 2003.

The remaining 10-K for 2003 and 10-Qs for the March 31 and June 30 quarters will be ready to submit for audit within a month. After the audit process is completed, these reports will be filed and we will then be current in our filings and ready to begin the move off of Pink Sheets, onto OTC Bulletin Board. Few companies successfully regain OTCBB status after being de-listed and as close to bankruptcy as we were two years ago, when the current management team took over.

We have continued to make substantial forward progress with little cash, largely due to our outsourced development and sales functions. We will need $1-$2 million in incremental amounts to sustain us until adequate revenues are generated. Our expenses are increasing as we begin to deploy our product, but we are confident that we will be able to obtain the capital we need to continue as a viable entity to the point where revenues exceed required operating expense. Our goal is to be cash flow neutral by mid-2005.

We have settled or eliminated additional old debts. The Board has resolved to eliminate or reduce the number of convertible notes, stock options, and contracts convertible to stock that are still outstanding, in an effort to clean up the "stock overhang" created by financial instruments issued in the past.

We have brought counsel in-house to manage our product and patent licensing, expansion, and defense. Senior Vice President of Finance and Administration Joe Diamond has closed his legal firm and has made a fulltime commitment to the Company. In addition to the patent work, Joe is coordinating all corporate counsel and is spearheading the catching up on filings and obtaining OTCBB status.


Conclusion
----------
This is a very exciting, busy time, and our investors are beginning to see the tangible results we predicted. We are now focused on preparing to implement and support multiple product pilots, closing more and larger revenue contracts, and completing the cleanup of the Corporation.

Thank you for your continued support. If you have not already done so, please Log into "My SCTN" from the www.sctn.com home page to update your contact information, send us comments, and access expanding investor content.


Best regards,


David J. Simon
Chairman and CEO
SCHIMATIC Cash Transactions Network.com, Inc.
dba Smart Chip Technologies


Any statements contained in this letter that do not describe historical facts may constitute forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties.